Exhibit 5.1

McCarthy Tétrault LLP Suite 2500 1000 De La Gauchetière Street West Montréal (Québec) H3B 0A2 Canada Tel: 514-397-4100 Fax: 514-875-6246

September 14, 2022

Li-Cycle Holdings Corp.

207 Queens Way West, Suite 590

Toronto, Ontario

M5J 1A7

Dear Sirs/Mesdames:

Re:        Registration Statement on Form F-3

We have acted as Canadian counsel for Li-Cycle Holdings Corp. (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario), in connection with the filing of a Registration Statement on Form F-3 (as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 14, 2022, the “Registration Statement”), with the Commission under the U.S. Securities Act of 1933 (the “Securities Act”). We understand that the Registration Statement relates to, amongst other things, the registration of 5,300,352 common shares of the Corporation (the “Shares”) issued to LG Energy Solution Ltd. (“LGES”) and LG Chem, Ltd. (“LGC”) as follows: (i) 2,208,480 common shares of the Corporation (the “First Tranche LGES Acquired Shares”) to LGES in a first tranche pursuant to a second amended and restated subscription agreement dated April 21, 2022 between the Corporation and LGES (the “LGES Subscription Agreement”), (ii) 2,208,480 common shares of the Corporation (the “First Tranche LGC Acquired Shares”) to LGC in a first tranche pursuant to a second amended and restated subscription agreement dated April 21, 2022 between the Corporation and LGC (the “LGC Subscription Agreement” and together with the LGES Subscription Agreement, the “Subscription Agreements”), (iii) 441,696 common shares of the Corporation (the “Second Tranche LGES Acquired Shares”) to LGES in a second tranche pursuant to the LGES Subscription Agreement, and (iv) 441,696 common shares of the Corporation (together with the First Tranche LGES Acquired Shares, the First Tranche LGC Acquired Shares and the Second Tranche LGES Acquired Shares, the “Acquired Shares”) to LGC in a second tranche pursuant to the LGC Subscription Agreement.

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the (i) Registration Statement, and (ii) the Subscription Agreements.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)

the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)

the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein; and

(e)

that the Registration Statement has not been amended and that neither of the Subscription Agreements has been amended or supplemented either in writing, orally or otherwise, and neither has been terminated.

We have relied upon a certificate of an officer of the Corporation, a copy of which has been provided to you, with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

For the purposes of the opinions expressed in paragraph 1 below, we have relied upon a certificate of status dated September 14, 2022 issued in respect of the Corporation by the Ontario Ministry of Government Services.

Where our opinions expressed herein refer to the Acquired Shares having been issued as being “fully-paid and non-assessable”, such opinions assume that all required consideration (in whatever form) has been paid for such Acquired Shares. We express no opinion as to the adequacy of any consideration received by the Corporation for any of the Acquired Shares.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Ontario and the laws of Canada applicable therein.

Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

1.	The Corporation is a corporation amalgamated under the Business Corporations Act (Ontario) and has not been dissolved.

2.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the Subscription Agreements and the performance of its obligations thereunder.

3.	The Acquired Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

Consent and Qualifications

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McCarthy Tétrault LLP